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State of Delaware
Office of the Secretary of State
I, Edward J. Freel, Secretary of State of the State of Delaware, do hereby certify the attached is a true and correct copy of the certificate of incorporation of "Infectech, Inc.", filed in this office on the twenty first day of November, A.D. 1996 at 1:30 O'clock P.M.

A Certified copy of this certificate has been forwarded to the New Castle County Recorder of Deeds for recording.

Edward J. Freel, Secretary of State
Authentication: Date: 8205642
 11-22-96


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CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

Infectech, Inc. a corporation organized and existing under and by virtue of the General Corporation Las of the State of Delaware,
Does hereby certify
First: That at a meeting of the Broad of Directors of Infectech, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
Resolved, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "fourth" so that, amended, such Article shall be and read as follows: "The Corporation shall have the authority to issue 20,000,000 shares of common stock at $0.02 par value. The 20,000 authorized shares result from the following: (I)a 50 to 1 stock split of the previously authorized 120,000 shares resulting in 6,000,000 shares authorized followed by
(ii) an increase in authorized common stock of 14,000,000 shares resulting in a total of 20,000,000 shares of authorized common stock."
Second: That thereafter, pursuant to resolution of its Broad of Directors, a special meeting of the stockholders of said corporate was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by stature were voted in favor of the amendment.
Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the state of Delaware.
Fourth: That the capital of said corporation shall not be reduced under or by reason of said amendment.
In Witness Whereof, Infectech, Inc. has caused this certificate to be signed by Mitchell s. Felder, M.D. its President, this 21th day of November, 1996.
By:  Mitchell S. Felder, M.D., President